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                    ARTICLES OF INCORPORATION

                               OF

                  EAGLE ACQUISITION SUB, INC.



                       ARTICLE I - NAME

        The name of the corporation is Eagle Acquisition Sub, Inc., (hereinafter called the "Corporation").

                      ARTICLE II - PURPOSE

        The Corporation is organized for the purpose of transacting any or all lawful business for corporations organized under The Florida Business Corporation Act of the State of Florida.

                   ARTICLE III - CAPITAL STOCK

        The aggregate number of shares which the Corporation shall have the authority to issue is 1,000 shares of Common Stock, par value $.01 per share. Shares of capital stock of the Corporation that have been issued and subsequently acquired by the Corporation shall constitute issued but not outstanding shares of the same class and series, until canceled or disposed of (whether by resale or otherwise) by the Corporation. If the Corporation cancels any such shares, the canceled shares shall constitute authorized and unissued shares of the same class and shall be undesignated as to series.

              ARTICLE IV - INITIAL REGISTERED AGENT

        The street address of the initial registered office of the Corporation is 1201 Hays Street, Tallahassee, Florida 32301 and the name of the initial registered agent of the Corporation at that address is Corporation Service Company.

              ARTICLE V - INITIAL PRINCIPAL OFFICE

        The street address of the initial principal office and mailing address of the Corporation is 3033 Science Park Road, San Diego,
California 92121.

             ARTICLE VI - INITIAL BOARD OF DIRECTORS

        The Corporation shall have one (1) director initially. The number of directors

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may be either increased or decreased from time to time as provided in the Bylaws of the Corporation, but shall never be less than one. The name and address of the initial director of the Corporation is Eric M. DeMarco, 3033 Science Park Road, San Diego, California 92121.

        ARTICLE VII - COMMENCEMENT OF CORPORATE EXISTENCE

        The corporate existence shall commence on October 24, 1997, which is the date of subscription and acknowledgment of these Articles of Incorporation, which shall be filed with the Department of State within five (5) days hereof, exclusive of holidays.

                   ARTICLE VIII - INCORPORATOR

        The name and address of the person signing these Articles of Incorporation is Thomas R. McGuigan, P.A., 200 S. Biscayne Boulevard, Suite 4000, Miami, Florida 33131-2398.

        IN WITNESS WHEREOF, the undersigned Incorporator has executed these Articles of Incorporation this 24th day of October, 1997.


                       THOMAS R. MCGUIGAN, P.A.
                       Thomas R. McGuigan, P.A., Incorporator




               CERTIFICATE DESIGNATING THE ADDRESS
          AND AN AGENT UPON WHOM PROCESS MAY BE SERVED

                      W I T N E S S E T H:


        That Eagle Acquisition Sub, Inc., desiring to organize under the laws of the State of Florida, has named Corporation Service Company, located at 1201 Hays Street, Tallahassee, Florida 32301, as its agent to accept service of process within this state.

ACKNOWLEDGMENT:

        Having been named to accept service of process for the above-s

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tated corporation, at the place designated in this certificate, I hereby agree to act in this capacity, and I further agree to comply with the provisions of all statutes relative to the proper and complete performance of my duties, and I am familiar with, and accept the duties and obligations of a registered agent outlined in Section 607.0505, Florida Statutes.

Dated this 24th day of October, 1997.


                                 CORPORATION SERVICE COMPANY


                                 By:   KAREN B. ROZAR












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